Exhibit 10.6

This Note is subject to the terms of that certain Debt and Lien Subordination Agreement dated on or about the date hereof between the Borrower, the Holder and Bank of America, N.A., a national banking association (the “Debt and Lien Subordination Agreement”) pursuant to which the obligations of the Borrower hereunder are subordinated to certain obligations of the Borrower to the lenders under that certain Amended and Restated Credit and Security Agreement among the Borrower, certain other parties and Bank of America, N.A., acting as collateral and administrative agent, for itself and such lenders, as the same may be amended or otherwise modified from time to time (the “Senior Credit Agreement”). This Note is secured by a second priority lien on the outstanding shares of capital stock of PNA Group, Inc., a wholly owned subsidiary of the Borrower (the “Subsidiary”) and the proceeds thereof, which lien is also subject to the terms of the Debt and Lien Subordination Agreement.

SECURED SUBORDINATED PROMISSORY NOTE

$12,000,000	May 9, 2006

FOR VALUE RECEIVED, the undersigned, TRAVEL HOLDING CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to PREUSSAG NORTH AMERICA, INC., a New York corporation or such other person or persons identified in the record of Holders provided for in Section 2.01 (the “Holder”), the principal sum of twelve million dollars ($12,000,000), together with interest accrued on the unpaid principal amount of this Note, payable as provided herein.

ARTICLE I

TERMS OF PAYMENT

SECTION 1.01. Payment of Principal. Subject to the provisions of Section 1.03 below, the Borrower shall pay to the Holder $1,000,000 of principal amount of this Note on each anniversary of the date of this Note, and the entire unpaid principal amount of this Note, including any accrued and unpaid interest, shall be payable on the date that is five years and six months from the date of this Note (the “Maturity Date”). The Borrower may prepay the unpaid principal amount of this Note in whole or in part at any time without premium or penalty upon three (3) business days’ prior written notice to the Holder. Partial prepayments shall be applied first to accrued but unpaid interest and thereafter to required principal payments in order of maturity.

SECTION 1.02. Interest. Interest shall accrue on the outstanding principal amount of this Note at a rate equal to 8% per annum. Interest shall be payable in arrears on the last day of each calendar quarter, and on the date on which the principal amount of this Note is paid in full. Any overdue amount of principal, interest, fees or other amounts payable under this Note shall bear interest, payable on demand, at a rate equal to 10% per annum, it being understood and agreed that any payment deferred pursuant to Section 1.03 shall not be deemed “overdue” by virtue of such deferral and shall not bear interest.

SECTION 1.03. Deferral of Payment Obligations. Notwithstanding any other provision of this Note, if, after giving effect to the payment of any installment of principal pursuant to Section 1.01 (other than the payment due on the Maturity Date) or any payment of interest pursuant to Section 1.02, the Borrower would have a Fixed Charge Coverage Ratio (as such term is defined, mutatis mutandis, in the Senior Credit Agreement) of less than 1.2x, then such payment shall be deferred and shall become due and payable on the last day of the first calendar quarter after the scheduled payment date on which, after giving effect to such payment and any other payments under this Note due on such date, the Borrower would have a Fixed Charge Coverage Ratio of 1.2x or greater.

SECTION 1.04. Payments and Computations. Subject to the provisions of Section 1.03, the Borrower shall make each scheduled payment hereunder not later than at 11:00 A.M. (New York City time) on the day when due in United States dollars to the Holder in same day funds. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a business day, such payment shall be made on the next succeeding business day.

SECTION 1.05. Limitation on Dividends and Loans to Affiliates. If, at any time, an Event of Default has occurred and is continuing or any payment of principal or interest has been deferred pursuant to Section 1.03 and such deferred payment has not yet been made, the Borrower shall not, without the prior written consent of the Holder, (i) make, declare or pay any dividends on any class or classes of the Borrower’s equity securities (other than stock dividends to effectuate a “stock split”), purchase, redeem, retire, defease or otherwise acquire for value any of its equity securities now or hereafter outstanding, return any capital to its stockholders (or the equivalent persons thereof) as such, or make any distribution of assets, equity securities or obligations to its stockholders (or the equivalent persons thereof) as such or (ii) grant or make any loan to any affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Borrower other than loans to any subsidiary of the Borrower.

SECTION 1.06. Reporting Requirements. So long as any principal amount of this Note shall remain unpaid, the Borrower shall, unless the Holder shall otherwise consent in writing, furnish to the Holder:

(a) Default Notice. Within five (5) business days after the occurrence of any Event of Default, as defined below, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth the details of such Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Litigation Notice. Within five (5) business days after obtaining actual knowledge of any material litigation, arbitration or proceeding which may exist at any time that is reasonably likely to have a material adverse affect on Borrower’s ability to meet its obligations under this Note, a statement of the chief financial officer of the Borrower setting forth the details of such occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Information Furnished to Lenders. As soon as possible and in any event within five (5) days after furnishing such information to the Borrower’s lenders (other than the Holder), all quarterly and year-end borrowing certificates and quarterly and year-end financial information furnished to the lender under the Senior Credit Agreement (or any replacement credit facility).

SECTION 1.07. Events of Default. If any of the following events shall occur and be continuing (in each case, an “Event of Default”):

(a) The Borrower shall fail to pay any principal of, or interest on, this Note within three (3) business days of the date due (it being understood that any payment of principal or interest that is deferred pursuant to Section 1.03 shall not be due until the date on which such deferred payment is due as provided in Section 1.03);

(b) The Borrower shall breach its obligations under Section 1.05 and such breach shall not be remedied within ten (10) business days after the Borrower shall have received notice (either oral or written) from the Holder of such breach;

(c) The Borrower shall fail to timely provide the Holder with any report required by Section 1.06 and such failure shall not be remedied within ten (10) business days after the Borrower shall have received notice (either oral or written) from the Holder of such failure;

(d) The borrowers under the Senior Credit Agreement shall have defaulted in one or more obligations thereunder and the lenders under the Senior Credit Agreement shall have thereupon declared the obligations of the borrowers under the Senior Credit Agreement to be due and payable or required to be prepaid prior to the stated maturity thereof;

(e) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under any applicable bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding-up or liquidation of the Borrowers under the Senior Credit Agreement; and such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(f) The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under any applicable bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (c) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(g) The Borrower shall sell, lease or transfer of all or substantially all of its assets to any person other than to any wholly owned subsidiary of the Borrower;

(h) A majority of the outstanding shares of capital stock of the Borrower shall cease to be held by the Persons holding the outstanding shares of capital stock of the Borrower as of the date hereof or by Affiliates of such Persons, whether as a result of a stock sale, merger, consolidation or other transaction or series of related transactions, and the Borrower’s obligations under this Note are not paid in full within two business days of such occurrence;

(i) Any provision of this Note shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall deny any further obligation or liability under this Note; or

(j) It is or will become unlawful for the Borrower to fulfill or comply with any obligation under this Note;

then, and in any such event, this Note, all unpaid principal, interest and other amounts hereunder shall automatically become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 1.08. Grant of Security. The Borrower hereby grants to the Holder a second priority security interest in the Borrower’s right, title and interest in and to the capital stock of the Subsidiary (represented by 1,000 shares of common stock, par value $1.00), together with all shares of PNA Group, Inc. capital stock hereafter acquired by the Borrower and all proceeds of any of the foregoing (the “Collateral”). The Holder acknowledges and agrees that the lenders under the Senior Credit Agreement shall have a first priority perfected security interest in the Collateral and shall be entitled to possession of the certificates evidencing the shares of capital stock of the Subsidiary. The Borrower represents and warrants that together with the execution and delivery of this Note, the Borrower has given notice of this second priority security interest in the Collateral to the lenders under the Senior Credit Agreement and the Borrower covenants and agrees that upon receipt of any additional shares of capital stock of the Subsidiary, the Borrower shall promptly give notice of its second priority security interest in such additional shares of capital stock to the lenders under the Senior Credit Agreement.

SECTION 1.09. Security for Obligations. The Collateral secures the payment of all obligations of the Borrower now or hereinafter existing under this Note, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 1.10. Rights Upon Event of Default. Subject to the terms and conditions of the Debt and Lien Subordination Agreement, if an Event of Default has occurred and is continuing, the Holder shall be entitled to exercise the rights of a secured creditor upon default under the Uniform Commercial Code in effect in the State of New York.

ARTICLE II

MISCELLANEOUS

SECTION 2.01. Registration. This Note is issued in registered form pursuant to U.S. Treasury Regulations section 1.871-14(c)(1). The Borrower (or its agent) will maintain a record of the Holder or Holders of the Note, and of principal and interest thereon as required by that regulation. The Note may be transferred or otherwise assigned only by surrender of this Note and issuance of a new Note in accordance with this Section 2.01, and neither the Note nor any interests therein may be sold, transferred or assigned to any person except upon satisfaction of the conditions specified in this Section 2.01.

SECTION 2.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2.02):

(a)	if to the Holder:

Preussag North America, Inc.

c/o TUI AG

Karl-Wiechert-Allee 4

30625 Hannover

Germany Telecopy: +49 (0) 511 566-1748

Attention: Wilhelm Gäbel

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Telecopy: (212) 848-7179

Attention: Peter D. Lyons, Esq.

or to such other Holder as shall be identified pursuant to Section 2.01;

(b)	if to the Borrower:

Travel Holding Corporation

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Telecopy: (310) 712-1863

Attention: Eva M. Kalawski, Esq.

with a copy to:

Bingham McCutchen LLP

600 Anton Boulevard, 18th Floor

Costa Mesa, CA 92626-1924

Telecopy: (714) 830-0726

Attention: James W. Loss, Esq.

All notices hereunder shall be deemed to have been duly given: when received if personally delivered; when transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by an internationally recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested.

SECTION 2.03. Assignment. Subject to the requirements of Section 2.01, this Note shall be binding upon, inure to the benefit of and be enforceable by any successor in interest to the Holder. The Borrower may assign its obligations under this Note to any purchaser of all or substantially all of its assets with the prior written consent of the Holder, which consent shall be granted or withheld in the sole discretion of the Holder.

SECTION 2.04. Amendment. This Note may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Holder and the Borrower or (b) by a waiver in accordance with Section 2.05.

SECTION 2.05. Waiver. Either the Borrower or the Holder may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Note. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 2.06. No Third Party Beneficiaries. This Note shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Note.

SECTION 2.07. Currency. Unless otherwise specified in this Note, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 2.08. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within the State of New York.

SECTION 2.09. Jurisdiction; Venue; Consent to Service of Process. The Borrower irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, the Borrower irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. The Borrower irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 2.02 of this Note. Nothing in this Section 2.09 shall affect the right of any person to serve process in any other manner permitted under applicable law.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

TRAVEL HOLDING CORPORATION

By:	/s/ Jacob Kotzubei
Name: Jacob Kotzubei
Title: Vice President

ACCEPTED:

PREUSSAG NORTH AMERICA, INC.

By:	/s/ V. Herman Sher
Name: V. Herman Sher
Title: Vice President